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                                                                       EXHIBIT B

                                  GENCORP INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                                 YEARS ENDED NOVEMBER 30,
                                                               ----------------------------
                                                                1993       1992       1991
                                                               ------     ------     ------
EARNINGS (Dollars in Millions)
Net income for Primary Earnings Per Share..................     $42.8      $22.1      $31.7
Tax Affected Interest Expense Applicable to 8% Convertible
  Subordinated Debentures..................................       5.5        1.9         --
                                                               ------     ------     ------
Net Income for Fully Diluted Earnings Per Share............     $48.3      $24.0      $31.7
                                                                =====      =====      =====
SHARES (In Thousands)
Weighted Average Number of Common Shares Outstanding for
  Primary Earnings Per Share...............................    31,730     31,729     31,730
Assuming Conversion of 8% Convertible Subordinated
  Debentures...............................................     7,158      2,470         --
                                                               ------     ------     ------
Weighted Average Number of Common Shares Outstanding for
  Fully Diluted Earnings Per Share.........................    38,888     34,199     31,730
                                                               ======     ======     ======
EARNINGS PER SHARE
Primary Earnings Per Share.................................     $1.35       $.70      $1.00
Fully Diluted Earnings Per Share...........................     $1.24       $.70      $1.00
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